EXHIBIT 99.1

Tampa, Florida (April 15, 2021) – Sila Realty Trust (the “Company”), a public, non-traded real estate investment trust focused on healthcare and data center properties, today announced the expansion of its board of directors from five to six members and the appointment of Adrienne Kirby, effective immediately. Ms. Kirby will serve as an independent member of the board of directors, and on the audit committee and nominating and corporate governance committee of the board of directors.

“As we continue to pursue our goals of building a best in class company with strong governance and industry specific expertise, we are pleased to welcome Adrienne to our board of directors,” said Michael A. Seton, the Company’s Chief Executive Officer and President. “Her long and distinguished career in the healthcare industry will bring additional expertise to the Company as it continues investing in the growing and dynamic healthcare environment.”

Ms. Kirby most recently served as Executive Chairman and Chief Executive Officer of Cooper University Health Care and also served in various senior leadership roles at MedStar Health and VIRTUA Health among other healthcare systems. Ms. Kirby holds a Bachelor’s degree in Nursing from Rutgers University and a Master’s degree in Nursing and a Ph.D. from the University of Pennsylvania.

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a public, non-traded real estate investment trust headquartered in Tampa, Florida, that invests in high-quality healthcare properties and data centers leased to tenants capitalizing on critical and structural economic growth drivers. As of December 31, 2020, the Company owned 153 real estate properties, consisting of 29 data centers and 124 healthcare properties located in 70 markets across the United States.

Investor Relations:
Rachelle Peterson
IR@silarealtytrust.com